NEWS RELEASE

GRYPHON’S FIRST QUARTER FISCAL 2007 FINANCIALS

August 11, 2006 - Vancouver, BC and Denver, CO. Gryphon Gold Corporation (GGN: TSX; GYPH: OTC.BB) (the “Company”) today announced unaudited interim financial results for the first quarter ending June 30, 2006.

For the three months ending June 30, 2006 the Company had a loss of $2,000,134 or $0.05 per share compared to a consolidated loss of $817,918 or $0.03 per share for the quarter ending June 30, 2005 on fewer shares outstanding. Exploration expenses during the quarter ending June 30, 2006 were $1,253,515 or 60% of total expenses during the period, compared to $340,072 or 39% of total expenses for the quarter ended June 30, 2005. The increase in spending was related to the continuation of exploration drilling, permitting activities and the ongoing feasibility study preparation. During the quarter ended June 30, 2006 a total of 20 reverse circulation holes, totaling 14,500 feet, were drilled on the Borealis property.

General administration, salaries, travel and consulting expenses for the quarter ended June 30, 2006 totaled $846,678 or 40% of total expenses during the period, compared to $499,237 or 56% of total expenses for the prior year’s comparable quarter. The increase in expenditures relates to completion of the feasibility study, greater travel and investor relations activities associated with financing including investor property visits, and increased staffing in anticipation of mine development and the establishment of corporate offices in Lakewood, Colorado.

Interest income earned from cash deposits was $92,427 for the quarter ended June 30, 2006 compared to $37,889 in the prior years comparable quarter due to higher cash balances held in interest bearing bank accounts. As at June 30, 2006, the company held $7,525,027 in cash balances.

Borealis update

The Company is continuing to focus on completing the feasibility study for our Borealis Gold Project. As reported on June 26, 2006, the USDA Forest Service and the Nevada Bureau of Mining Regulation and Reclamation have both approved the Plan of Operations and Reclamation Plan, allowing Gryphon Gold to proceed with the development of a heap leach mine at the Borealis Gold Project. These approvals, combined with the previously approved operating permits from the State of Nevada, represent the key regulatory approvals required to place the Borealis gold resource into production. The Company is actively working toward a production decision which is anticipated in August 2006.

Gryphon Gold is a Nevada corporation, which is in the business of acquiring and developing gold properties in the United States. Gryphon Gold’s principal property is the Borealis Property located in the Walker Lane Gold Belt in Western Nevada.

Full financial statements and securities filings are available on our website www.gryphongold.com and at www.sec.gov or www.sedar.com.

For further information contact:
Tony Ker, Executive Vice President by Phone 604-261-2229 or by email tker@gryphongold.com

Head Office: Suite 360-390 Union Blvd. – Lakewood, CO – 80228 – USA
Vancouver Office: 810-1130 W. Pender St. – Vancouver, BC – Canada – V6E A4A
Toll Free: 1.866.261.2229

This press release contains “forward-looking information” which may include, but is not limited to, statements with respect to our planned exploration program. Such forward-looking statements reflects our current views with respect to future events and are subject to certain risks, uncertainties and assumptions, including, the risks and uncertainties outlined under the section titles “Risk Factors and Uncertainties” in our prospectus (available at www.sedar.com) and registration statement filed with the SEC (available at www.sec.gov). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, believed, estimated or expected. We do not undertake to update forward-looking statements.

In this press release the Company uses the term “mineral resources” and its subcategories “measured”, “indicated” and “inferred” mineral resources. Investors are advised that while such terms are recognized and required by Canadian regulations, the U.S. Securities and Exchange Commission does not recognize them. U.S. investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into reserves. “Inferred mineral resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an inferred mineral resource will ever be upgraded to a higher category. Under Canadian rules, issuers must not make any disclosure of results of an economic evaluation that includes inferred mineral resources, except in rare cases. U.S. investors are cautioned not to assume that part or all of an inferred mineral resource exists, or is economically or legally mineable.”

Head Office: Suite 360-390 Union Blvd. – Lakewood, CO – 80228 – USA
Vancouver Office: 810-1130 W. Pender St. – Vancouver, BC – Canada – V6E A4A
Toll Free: 1.866.261.2229